Exhibit (c)(iv)
CONFIDENTIAL Project Escalator Presentation to the Special Committee of the Board of Directors May 16, 2010

CONFIDENTIAL Disclaimer This presentation has been prepared on a confidential basis solely for the exclusive use and benefit of the intended recipient. The information contained in this document is confidential and may not be disseminated, distributed or reviewed without the express written consent of Moelis & Company (“Moelis”). If the recipient of this document is not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this document is strictly prohibited and you are required to either destroy or return this document to Moelis. This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. “George” or the “Company” should consult its own counsel, tax and other advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Company may require. No decision on the transaction referred to herein or any other transaction should be based solely on the information in this presentation. In this presentation, Moelis made many assumptions with respect to industry performance, general business and economic conditions and other matters. Any estimates contained in these analyses — whether expressed or implied — are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. Moelis reserves rights to change any or all of the estimations, proposals, or recommendations offered herein as a result of any changes in the above referenced information, market factors or at its discretion.

CONFIDENTIAL Table of Contents I. Transaction Overview II. Valuation Analysis Appendix [ 3 ]

CONFIDENTIAL I. Transaction Overview

CONFIDENTIAL Situation Overview Moelis & Company (“Moelis”) understands that a transaction between George (the “Company”) and Melvin (the “Acquiror”) was explored in March 2010 - However, we understand that due to information leaks, negotiations were terminated on March 26, 2010 On April 28, 2010, Melvin submitted a non-binding Indication of Interest (the “4/28 IOI”) regarding an acquisition of George on the following terms: — Share Exchange at an exchange ratio with a valuation reflecting $3.40 per George Controlling Holders’(1) common share(2), and — Cash Merger at a valuation of $3.75 per George Non-Controlling Holders’ common share(3) - Melvin indicated its intention to pay the entire cash consideration portion from its existing liquidity resources — Implied enterprise value of the transaction outlined in the 4/28 IOI of $1.4 billion Subsequent to receipt of the 4/28 IOI, the Board of Directors (the “Board”) appointed a Special Committee comprised solely of independent directors (Ian Ashken — Chairman, James Hauslein and William Lauder) to review Melvin’s proposal and make a final recommendation to the Board regarding any possible transaction The Special Committee engaged Moelis as its exclusive independent financial advisor and retained independent legal counsel, Winston & Strawn (“Counsel”) on April 30th — Moelis was asked to provide advice and assistance to the Special Committee in connection with a potential transaction and, should a transaction agreement be reached, render an opinion to the Special Committee addressing the fairness, from a financial point of view, of the consideration received by the Non-Controlling Holders of the Company The Special Committee reviewed the Cash Merger offer per the 4/28 IOI and sought a higher valuation — The Special Committee offered Melvin the opportunity to submit a revised proposal [ 5 ] (1) Controlling Holders as defined in the Merger Agreement (2) Assumes Series A Preferred Stock redeemed and FA Sub 2 Ltd. Exchangeable Shares exchanged for an equal number of shares of the Company’s common stock (3) Includes shares underlying convertible debt

CONFIDENTIAL Situation Overview (cont’d) Beginning May 1, 2010 and continuing up to the date of this presentation, business and financial due diligence was conducted by Moelis, Counsel and Goldman Sachs (financial advisor to the Company). Diligence included, but was not limited to, the following: — Discussions with members of George’s and Melvin’s management — Review of public documentation and disclosure — Review of an online data room for George and Melvin - Review of materials prepared by George and Melvin for the Transaction — Review of 2010E financial forecast summary from George management — Review of a draft of the Agreement and Plan of Merger - Participation in due diligence sessions and calls with George management On May 6, 2010, Moelis discussed with the Special Committee its preliminary thoughts on, among other things, valuation and negotiating tactics On May 12, 2010, Ian Ashken and Manny Roman (Co-CEO of George), met with Peter Clarke (Melvin CEO) in London to discuss a potential transaction - Discussion addressing a range of topics including timing, diligence and documentation On May 14, 2010, Melvin verbally indicated its interest in acquiring George on the following terms: — Share Exchange at an exchange ratio with a valuation reflecting $3.50 per George Controlling Holders’ common share, and — Cash Merger at a valuation of $4.50 per George Non-Controlling Holders’ common share — Implied enterprise value of the transaction of $1.7 billion(1) A majority of the outstanding George shares held by George Non-Controlling Holders must be voted in favor of the transaction. This is a non-waivable condition [ 6 ] (1) As of the date hereof, it has not been determined what treatment the outstanding out-of-the money warrants will receive. Additionally, there may be de minimis movements in shares outstanding due to certain compensation arrangements

CONFIDENTIAL Key Transaction Terms Share Exchange for Controlling Holders at a ratio of 1.0729 — Implied value of $3.50 per share at signing (implies a 20.3% premium to the George May 14, 2010 closing price), subject to a cap of $4.10 per share TRANSACTION Cash Merger at $4.50 per George Non-controlling Holders’ common share — Implies a 54.6% premium to the George May 14, 2010 closing price Termination Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after receipt of George stockholder approval) for the following reasons: — By mutual written consent of George and Melvin — If Merger is not consummated by the Outside Date (December 31, 2010) — If any Governmental Authority issues an order, decree, law, injunction or ruling prohibiting the Transaction or making its consummation illegal — George/Melvin stockholder approval not obtained — George/Melvin breaches or fails to perform with respect to any of its representations, warranties, covenants or agreements — If George Board of Directors or the Special Committee has an adverse recommendation change or if George enters into a transaction that is a superior proposal prior to George stockholder approval. — If the Melvin Board of Directors does not make or withdraws its recommendation that its shareholders vote in favor of the transaction — George experiences a Material Adverse Event No Shop KEY MERGER No shop with fiduciary out for unsolicited superior proposals AGREEMENT Conditions Precedent PROVISIONS(1) Customary closing conditions including: George/Melvin stockholder approval, no Governmental Authority restraints (i.e. injunction, order, judgment, ruling or decree), HSR and other regulatory approvals Share exchange completed Required Stockholder Votes George — (i) affirmative vote of the majority of the outstanding shares of common stock and preferred stock voting as a single class and (ii) non-waivable affirmative vote of a majority of the outstanding shares of common stock excluding the Controlling Holders (majority of the minority vote) Melvin — affirmative vote of the majority of outstanding ordinary shares Fees and Expenses George break up fee of $[46] million ([3]% of equity value) plus expenses (subject to a cap) Melvin break up fee of $[ ] million ([ ]% of equity value) plus expenses (subject to a cap) If stockholder approval is not obtained, must pay other party’s expenses (subject to a cap) Financing No financing required by Melvin to fund cash consideration George management contracts in line with the existing ones, with [$1] million salary per manager MANAG EMENT Required notice period of 12 months versus 12 weeks in existing management contracts CONTRACTS Lockup agreement for George management with 100% lockup in year one, 2/3 cash out in year two and 1/3 cash out in year three Voting and Support Agreement to be entered into by Melvin and the Controlling Holders of George; terminates if the Merger Agreement Terminates OTHER KEY Share Exchange Agreement whereby Controlling Holders of George exchange George shares for Melvin shares AGREEMENTS Covenants not to compete (1) Per draft Merger Agreement dated May 16, 2010 [ 7 ]

CONFIDENTIAL

Overview of Transaction Valuation

MOELIS & COMPANY

($ and shares in millions, except per share data)		Current 5/14/10	5/14/2010 Offer: Per Offer	5/14/2010 Offer: Implied Value Assuming All Shares Receive Offer of $4.50 per Share
Per Share Purchase Price - Non-Controlling Holders		$2.91	$4.50	$4.50
Per Share Purchase Price - Controlling Holders		2.91	3.50	4.50
Per Share Purchase Price - Wtd. Avg. Overall		2.91	4.10	4.50
Non-Controlling Shares of Common Stock		160.2	160.2	160.2
Plus: Shares Underlying Convertible (including Additional C-O-C Shares) (1)		-	66.1	66.1
Plus: Controlling Shares of Common Stock (2)		149.9	149.9	149.9
Total Fully Diluted Shares Outstanding		310.1	376.3	376.3
Equity Purchase Price - Non-Controlling Holders (Cash)		$466.2	$721.0	$721.0
Consideration for Convertible Debt (Cash)		-	297.6	297.6
Equity Purchase Price - Controlling Holders (Melvin Stock)		436.3	524.7	674.7
Implied Equity Value		$902.5	$1,543.3	$1,693.2
Plus: Debt		$302.7	$302.7	$302.7
Plus: Convertible Debt		228.5	-	-
Less: Cash		(194.1)	(194.1)	(194.1)
Total Enterprise Value		$1,239.6	$1,651.9	$1,801.8
PREMIUM TO:	**METRIC**			
Non-Controlling Holders:				
Current	$2.91	*0.0%*		*54.6%*
Prior to Transaction Leak (3/25/10)	$2.78	*4.7%*		*61.9%*
1 Month Average	$3.21	*(9.2%)*		*40.3%*
6 Month Average	$3.05	*(4.6%)*		*47.6%*
1 Year Average	$3.40	*(14.3%)*		*32.5%*
52-Week High (08/07/09)	$4.52	*(35.6%)*		*(0.4%)*
52-Week Low (11/12/09)	$2.58	*12.8%*		*74.4%*
VALUATION SUMMARY:				
TEV/2010E EBITDA (3)	$87.6	14.2x		20.6x
TEV/2011E EBITDA (3)	$161.7	7.7x		11.1x
Price/2010E EPS (4)	$0.19	15.1x		23.4x
Price/2011E EPS (4)	$0.30	9.7x		15.1x

(1) Assumes that convertible debt holders convert their claim to common stock if the offer price is above the share price underlying the convertible debt ($3.72 per share). At the current market trading price of $2.91, it is assumed that the convertible debt holders would not convert their claim. At the offer price of $4.50 per share, it is assumed that they convert to common stock
(2) Includes preferred stock issued to controlling holders, which is convertible to common stock on a one-to-one ratio
(3) At the direction of George's management, George's 2010E and 2011E EBITDA are the average of Wall Street research
(4) At the direction of George's management, George's 2010E and 2011E EPS are the average of Wall Street research, with projected interest and tax assumptions per George's management

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CONFIDENTIAL II. Valuation Analysis

CONFIDENTIAL Valuation Analysis Moelis & Company employed two standard corporate finance valuation methodologies — Comparable Companies Analysis and Precedent Transactions Analysis: Comparable Companies Analysis — Analysis is current and forward looking, giving consideration to fund types/investment strategies, growth prospects, profitability margins and recent operating performance of George, relative to peers Precedent Transactions Analysis - No pure-play public company hedge fund transactions exist — Only 8 asset management comparable transactions with adequate target LTM EBITDA disclosure since the end of 2007 — Transactions consummated for similar companies prior to the end of 2007 were completed in a more robust deal and market environment, while transactions consummated from mid-2008 through 2009 were completed in a very challenging deal environment, rendering relative multiples less comparable [ 10 ]

CONFIDENTIAL

George Historical and Projected Financial Summary

MOELIS & COMPANY

- Moelis has not been provided with, and did not have any access to, internal forecasts for George prepared by management of George; with the exception of a 2010E financial forecast summary from George management that is derived from a base case revenue scenario
  - This 2010E financial forecast summary leads to a lower 2010E EBITDA of $70 million vs. 2010E EBITDA[1] of $88 million per Wall Street research and management assumptions; and fully diluted 2010E EPS of $0.16 vs. 2010E EPS[2] of $0.19 per Wall Street research and management assumptions
- Accordingly, George has directed Moelis to use the average of publicly available Wall Street analyst estimates for the company for 2010E and 2011E, as set forth below
- Projected line items below EBITDA have been projected using assumptions provided by George's management

Historical Financial Information[3]	2008	2009
Revenue	$495	$301
Expenses	1,076	735
Loss from Operations	($581)	($434)
Non-GAAP Net Income	$127	$81
Non-GAAP EPS	$0.41	$0.26

	2010 Financial Forecast Summary	Projections per Analyst Estimates with Management Assumptions	
Projected Financial Information	2010E	2010E	2011E
Revenue	$403	$413	$536
Expenses	(333)	(326)	(374)
Cost/Income Ratio	82.7%	78.8%	69.8%
EBITDA	$70	$88	$162
D&A	($4)	($4)	($5)
Interest Expense	(14)	(14)	(21)
EBT	$52	$70	$137
Income Tax	(5)	(7)	(34)
Net Income	$47	$63	$102
Shares Outstanding, Fully Diluted	370	372	372
EPS, Fully Diluted	$0.16	$0.19	$0.30

Sources: Public filings, Wall Street research and Management
(1) At the direction of George's management, George's 2010E and 2011E EBITDA are the average of Wall Street research
(2) At the direction of George's management, George's 2010E and 2011E EPS are the average of Wall Street research, with projected interest and tax assumptions per George's management
(3) Historical financial information per Annual Report 2009 and Proxy Statement

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CONFIDENTIAL

George Wall Street Analyst Perspectives

MOELIS & COMPANY

WALL STREET COMMENTARY

Firm	Commentary
CREDIT SUISSE February 18-19, 2010 "Neutral"	"...we believe 2010 will be another transition year for George, as the company works its way back to its full earnings power. We view shares of George as fairly valued, trading at 14x our revised 2010 EPS estimate of $0.20." "Given a 60%/40% mgmt fee/performance fee revenue split, we would put fair value for George closer to 14x than the 12x at which it currently trades on our 2010 EPS forecast." "Overall, while we believe interest is broad based on the institutional, sovereign and endowment side, the company did indicate its traditional private clients are not showing much interest currently." "...Exacerbating that pressure, we believe, is some optionality that George has preserved in the size of its investment professional footprint in order to have capacity to manage higher levels of alternatives AUM as inflows to that asset class improve. This comes, to some extent, at the cost of near term earnings, but ultimately allows for more leverage longer term – so long as that AUM growth pans out as the company is expecting."
BARCLAYS CAPITAL February 18, 2010 "Neutral"	"In our view, George has considerable earnings power as performance fees come back into the revenue stream in a more meaningful way, although this is shaping up to be more of a 2011 story barring exceptional absolute returns in 2010 in the portion of the AUM that is above high-water marks." "While the underlying fundamentals are improving for hedge fund organic growth, expense headwinds continue to weigh on George's EPS and drove us to estimate negative EPS again in 1Q10." "...we also believe stock price volatility for the George stock will exceed most asset managers due to lower trading volume."
KEEFE, BRUYETTE & WOODS *Specialists in Financial Services* February 19, 2010 "Outperform"	"We also slightly lowered our price target to $4.00 (from $4.25). Our price target is 20x our 2010 EPS estimate but 12.6x our 2011 EPS estimate discounted one year at 20%, and reflects fine tuning to our sum-of-the-parts valuation model to reflect our modestly lower EPS forecast." "Maintain Outperform rating. We think George should have substantial earnings leverage to any improvement in revenue growth and performance fee generation, as the company works through high water marks and assuming positive performance trends can continue. The emergence of earnings power as 2010 progresses, coupled with strong organic growth, ultimately should drive stock price performance."

SUMMARY OF WALL STREET ESTIMATES

Firm	Research Analyst	Date	Recommendation	Price Target	Revenue 2010E	Revenue 2011E	EBITDA [(1)] 2010E	EBITDA [(1)] 2011E	EPS [(2)] 2010E	EPS [(2)] 2011E
Credit Suisse	Craig Siegenthaler	5/6/10	Neutral	$4.00	$429	$558	$66	$145	$0.13	$0.28
Barclays	Roger Freeman	5/6/10	Neutral	3.00	433	556	106	163	0.22	0.33
KBW	Robert Lee	5/7/10	Outperform	4.00	NA	NA	NA	NA	0.12	0.31
Consensus				$3.67	$431	$557	$86	$154	$0.16	$0.31
Projections per Analyst Estimates and Management Assumptions					$413	$536	$88	$162	$0.19	$0.30

Source: Wall Street Research

(1) At the direction of George's management, George's 2010E and 2011E EBITDA are the average of Wall Street research

(2) At the direction of George's management, George's 2010E and 2011E EPS are the average of Wall Street research, with projected interest and tax assumptions per George's management

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CONFIDENTIAL Comparable Companies Analysis Overview Moelis focused on 2010E & 2011E EBITDA and P/E multiples for comparable asset management companies Given George’s AUM mix (51% traditional long-only / 49% hedge fund & fund of funds), it is appropriate to consider both forward EBITDA and P/E multiples across a universe of long-only as well as its traditional comparable universe of alternative asset managers when comparing the Company to its peers We believe the closest publicly traded peers (the “Peer Group”) are Och-Ziff Capital, Fortress Investment Group, Ashmore Group, BlueBay and Melvin 2010E and 2011E EBITDA Multiples In conducting comparable companies trading analysis, we focused on asset management companies with similar operations to George Projected 2010E and 2011E EBITDA for George is $88 million and $162 million, respectively (1) The Peer Group trades in a range of approx. 4.1x — 11.0x 2010E EBITDA — A range of 8.0x — 11.0x 2010E EBITDA implies an enterprise value of $701 to $963 million, or $1.56 to $2.26 of equity value per share The Peer Group trades in a range of approx. 4.4x — 9.4x 2011E EBITDA — A range of 8.0x — 10.0x 2011E EBITDA implies an enterprise value of $1,294 to $1,617 million, or $3.06 to $3.96 of equity value per share 2010E and 2011E P/E Multiples We also considered 2010E and 2011E P/E multiples to compare George with its Peer Group Projected 2010E and 2011E EPS for George is $0.19 and $0.30, respectively (2) The Peer Group trades in a range of 9.4x — 14.6x CY 2010E P/E — A range of 11.0x — 15.0x CY 2010E P/E implies an equity value per share of $2.12 to $2.89, which implies an enterprise value of $910 to $1,196 million The Peer Group also trades in a range of 6.9x — 13.0x CY 2011E P/E — A range of 9.0x — 13.0x CY 2011E P/E implies an equity value per share of $2.69 to $3.88, which implies an enterprise value of $1,121 to $1,583 million [ 13 ] (1) At the direction of George’s management, George’s 2010E and 2011E EBITDA are the average of Wall Street research (2) At the direction of George’s management, George’s 2010E and 2011E EPS are the average of Wall Street research, with projected interest and tax assumptions per George’s management

CONFIDENTIAL

Benchmarking Analysis

MOELIS & COMPANY

($ in millions)	ASHMORE	BLUEBAY	FORTRESS	OCH ZIFF	MELVIN	GEORGE
Gross AUM	$29,945	$32,504	$31,800	$25,300	$39,100	$25,844
Market Capitalization	$2,697	$979	$2,100	$5,884	$5,398	$731
High Water Marks	• 67% of AUM has the potential to earn performance fees, of these, at year end 2009, 14% were ineligible	•Approximately 75% of the current performance fees were generated by the BlueBay Multi-Strategy Fund, which reached its previous high water mark again in July 2009	• 90% of AUM in liquid hedge funds is within 2% of high water marks or greater, while the Drawbridge Special Opportunities Fund is roughly 1% from its mark	• All funds above high water marks	• 11% of funds above HWM, 8% are 5% away, 5% are 10-15% away and remainder >10% away	• $9.8bn of potential $13.2bn (74%) above or within 5% of watermark
Comp Ratio (Latest FY)	14.7%	51.2%	86.4%	46.4%	20.0%	63.3%
Earnings (EBITDA)						
CY 2009A	$270	$76	$209	$371	$808 (1)	$20
CY 2010E	$255	$93	$239	$670	$744	$84(2)
CY 2011E	$284	$122	$282	$852	$702	$158(2)

AUM by Asset Class


Fixed Income and Currency
Private Equity
Hedge Funds / Funds of Funds
Equity
8%
1%
14%
77%
4%
96%
30%
14%
56%
30%
22%
11%
37%
100%
51%
49%

Sources: Public filings and Wall Street research
Note: Market data as of May 14, 2010
(1) Melvin LTM EBITDA as of September 30, 2009
(2) At the direction of George's management, George's 2010E and 2011E EBITDA are the average of Wall Street research

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CONFIDENTIAL Asset Management Sector Performance STOCK PRICE PERFORMANCE — 1/1/2008 TO PRESENT 125% 100% S&P 500: (20%) 75% Alternative Asset Managers: (48%) 50% Melvin: (70%) 25% George: (77%) 0% 1/1/08 4/1/08 7/1/08 10/1/08 1/1/09 4/1/09 7/1/09 10/1/09 1/1/10 4/1/10 5/13/10 STOCK PRICE PERFORMANCE — 1/1/2010 TO PRESENT 110% S&P 500: +2% 100% Alternative Asset Managers: (1%) 90% George: (12%) 80% 70% Me lvin: (33%) 60% 1/1/10 1/13/10 1/25/10 2/6/10 2/18/10 3/2/10 3/14/10 3/26/10 4/7/10 4/19/10 5/1/10 5/13/10 March 26th: News Leak of Potential Transaction [ 15 ] Source: Capital IQ Alternative Asset Managers Index Includes: 3i Group, Ashmore, Blackstone, BlueBay, Charlemagne, Fortress, Gottex, KKR, Och-Ziff, Partners Group and Polar Capital

CONFIDENTIAL

Publicly Traded Comparables – Alternative Asset Managers

MOELIS & COMPANY

(US$ in millions, except per share)	Price as of 5/14/10	% of 52 Week High	% of 52 Week Low	Market Cap	EV	AUM	EV / EBITDA[1] CY 2010E	EV / EBITDA[1] CY 2011E	EV / Revenue CY 2010E	P/E[2] CY 2010E	P/E[2] CY 2011E	Debt/ Market Cap	EV / AUM	Effective Tax Rate
North American														
The Blackstone Group	$12.25	71.1%	143.4%	$13,459	$13,164	$98,100	11.5x	9.1x	4.5x	10.6x	8.3x	4.9%	13.4%	NM
Och-Ziff Capital	16.34	88.3%	217.3%	5,884	7,027	25,300	10.5x	8.3x	7.0x	11.4x	9.8x	11.1%	27.8%	NM
Fortress Investment Group	4.63	77.7%	177.4%	2,100	2,639	31,800	11.0x	9.4x	4.4x	9.4x	6.9x	18.9%	8.3%	0.5%
High		88.3%	217.3%				11.5x	9.4x	7.0x	11.4x	9.8x	18.9%	27.8%	0.5%
Median		77.7%	177.4%				11.0x	9.1x	4.5x	10.6x	8.3x	11.1%	13.4%	0.5%
Mean		79.0%	179.4%				11.0x	8.9x	5.3x	10.5x	8.3x	11.6%	16.5%	0.5%
Low		71.1%	143.4%				10.5x	8.3x	4.4x	9.4x	6.9x	4.9%	8.3%	0.5%
European														
KKR	$11.08	87.2%	337.8%	$7,568	$8,797	$52,200	NA	NA	14.4x	5.9x	6.9x	27.2%	16.9%	0.5%
Melvin	3.22	59.3%	106.4%	5,398	3,053	39,100	4.1x	4.4x	2.1x	10.1x	11.0x	31.7%	7.8%	50.4%
3i Group	3.98	65.3%	126.5%	3,802	4,965	10,496	NA	9.5x	NA	NM	6.4x	94.5%	47.3%	NM
Partners Group	121.75	88.8%	144.8%	3,251	3,092	23,826	13.5x	11.4x	9.6x	14.4x	12.1x	0.0%	13.0%	5.6%
Ashmore Group	3.77	83.5%	141.7%	2,697	2,256	29,945	8.8x	8.0x	6.1x	14.3x	13.0x	0.0%	7.5%	25.6%
BlueBay	5.02	88.0%	194.0%	979	840	32,504	9.0x	6.9x	3.6x	14.6x	11.0x	0.0%	2.6%	22.3%
Gottex	6.72	54.1%	130.8%	205	176	7,800	12.6x	6.5x	2.4x	16.6x	8.5x	0.0%	2.3%	4.9%
Polar Capital	1.37	93.1%	180.8%	103	62	2,084	9.7x	7.6x	1.4x	19.7x	15.6x	0.0%	3.0%	27.9%
Charlemagne	0.24	82.5%	173.7%	67	34	3,050	5.2x	1.3x	1.2x	10.4x	8.0x	0.0%	1.1%	6.4%
High		93.1%	337.8%				13.5x	11.4x	14.4x	19.7x	15.6x	94.5%	47.3%	50.4%
Median		83.5%	144.8%				9.0x	7.2x	3.0x	14.4x	11.0x	0.0%	7.5%	14.3%
Mean		78.0%	170.7%				9.0x	6.9x	5.1x	13.3x	10.3x	17.0%	11.3%	18.0%
Low		54.1%	106.4%				4.1x	1.3x	1.2x	5.9x	6.4x	0.0%	1.1%	0.5%
North American and European														
High		93.1%	337.8%				13.5x	11.4x	14.4x	19.7x	15.6x	94.5%	47.3%	50.4%
Median		83.0%	159.2%				10.1x	8.0x	4.4x	11.4x	9.1x	2.4%	8.1%	6.4%
Mean		78.2%	172.9%				9.6x	7.5x	5.2x	12.5x	9.8x	15.7%	12.6%	16.0%
Low		54.1%	106.4%				4.1x	1.3x	1.2x	5.9x	6.4x	0.0%	1.1%	0.5%
Illustrative George (Undiluted)[3]														
Current Price	$2.91	64.4%	112.8%	$731	$1,082	$25,844	12.4x	6.7x	2.6x	15.1x	9.7x	72.7%	4.2%	4.0%
5/14 Bid[4]	4.50	99.6%	174.4%	1,131	1,131	25,844	12.9x	7.0x	2.7x	23.4x	15.1x	47.0%	4.4%	4.0%

Sources: Public filings and Capital IQ

Note: **Bold** denotes companies deemed most comparable to George. Unless otherwise noted, market capitalization not presented on a fully-diluted basis (e.g., giving effect to RSUs and other dilutive securities)

(1) At the direction of George's management, George's 2010E and 2011E EBITDA are the average of Wall Street research

(2) At the direction of George's management, George's 2010E and 2011E EPS are the average of Wall Street research, with projected interest and tax assumptions per George's management

(3) Does not give effect to the conversion of either the Series A Preferred Stock or convertible notes into shares of common stock

(4) Market capitalization is based on $4.50 for all outstanding shares

[16]

CONFIDENTIAL

Publicly Traded Comparables – Traditional Asset Managers

MOELIS & COMPANY

(US$ in millions, except per share)	Price as of 5/14/10	% of 52 Week High	% of 52 Week Low	Market Cap	EV	AUM	EV / EBITDA [1] CY 2010E	EV / EBITDA [1] CY 2011E	EV / Revenue CY 2010E	P/E [2] CY 2010E	P/E [2] CY 2011E	Debt/ Market Cap	EV/ AUM	Effective Tax Rate
North American														
BlackRock	$169.72	69.6%	126.2%	$32,244	$33,237	$3,364,000	9.9x	8.8x	3.9x	16.2x	14.1x	17.6%	1.0%	31.2%
Franklin Resources	106.09	87.0%	178.8%	24,212	19,645	586,800	8.5x	7.0x	3.2x	15.6x	13.4x	1.3%	3.3%	28.6%
T. Rowe Price	52.47	88.3%	143.1%	13,619	12,855	419,000	11.0x	9.3x	5.3x	20.1x	17.0x	0.0%	3.1%	37.3%
Invesco	20.82	86.5%	151.9%	8,988	9,469	417,600	11.1x	8.5x	2.9x	16.4x	13.0x	8.3%	2.3%	27.0%
AllianceBernstein	29.64	84.7%	178.4%	8,157	7,730	484,000	9.5x	9.0x	2.5x	13.7x	11.9x	2.5%	1.6%	6.9%
Legg Mason	33.57	96.4%	189.3%	5,423	7,024	681,600	12.9x	11.3x	2.6x	21.9x	18.7x	55.1%	1.0%	70.9%
Eaton Vance	32.80	90.9%	142.5%	3,886	4,033	173,100	9.6x	8.0x	3.5x	18.6x	15.3x	12.9%	2.3%	34.6%
Affiliated Managers Group	77.12	87.6%	148.5%	3,266	4,789	260,000	11.7x	9.3x	3.7x	12.3x	10.3x	34.8%	1.8%	10.2%
Waddell & Reed Financial	32.25	82.2%	149.2%	2,787	2,664	74,232	9.4x	7.8x	2.4x	16.9x	13.5x	7.0%	3.6%	34.9%
Federated Investors	23.16	81.8%	107.2%	2,391	2,545	349,867	7.6x	7.0x	2.7x	13.4x	11.9x	8.9%	0.7%	36.6%
Janus Capital Group	12.31	76.7%	144.0%	2,262	2,769	165,500	8.1x	6.9x	2.6x	15.7x	12.6x	35.1%	1.7%	34.1%
Artio Global Investors	21.16	75.3%	112.7%	1,270	1,258	56,400	5.9x	5.1x	3.5x	11.0x	10.1x	4.7%	2.2%	NM
GAMCO Investors	45.22	81.8%	116.0%	1,245	960	28,000	8.5x	7.5x	3.4x	19.0x	16.6x	16.4%	3.4%	36.1%
Cohen & Steers	25.68	87.9%	196.8%	1,093	869	27,200	13.1x	10.3x	4.5x	25.6x	20.2x	0.0%	3.2%	32.1%
Sprott	3.96	80.4%	139.0%	594	540	4,975	8.0x	6.6x	3.9x	13.1x	10.4x	0.0%	10.9%	29.5%
Pzena Investment Management	7.31	77.9%	137.7%	470	480	15,400	10.5x	8.6x	5.7x	18.6x	14.6x	3.1%	3.1%	NM
High		**96.4%**	**196.8%**				**13.1x**	**11.3x**	**5.7x**	**25.6x**	**20.2x**	**55.1%**	**10.9%**	**70.9%**
Median		**83.4%**	**143.5%**				**9.5x**	**8.3x**	**3.5x**	**16.3x**	**13.5x**	**7.7%**	**2.3%**	**33.1%**
Mean		**83.4%**	**147.6%**				**9.7x**	**8.2x**	**3.5x**	**16.8x**	**14.0x**	**13.0%**	**2.8%**	**32.1%**
Low		**69.6%**	**107.2%**				**5.9x**	**5.1x**	**2.4x**	**11.0x**	**10.1x**	**0.0%**	**0.7%**	**6.9%**
European														
Schroders	$20.22	96.0%	182.2%	$5,642	$1,633	$239,722	3.6x	2.9x	1.1x	16.8x	13.9x	2.1%	0.7%	30.4%
Aberdeen	2.00	88.4%	124.0%	2,210	2,712	220,057	9.3x	7.9x	3.0x	11.2x	9.6x	16.8%	1.2%	36.0%
Henderson	2.08	90.6%	185.6%	1,712	1,743	93,853	11.1x	9.6x	3.5x	14.5x	12.5x	15.4%	1.9%	6.5%
Gartmore	2.09	62.7%	148.7%	644	765	35,861	5.5x	5.3x	1.8x	7.5x	6.2x	58.1%	2.1%	NM
F&C	0.89	65.1%	114.4%	437	577	149,663	5.3x	4.8x	1.6x	8.8x	7.2x	87.8%	0.4%	NM
Liontrust	1.39	70.2%	105.5%	42	19	1,836	3.4x	9.9x	0.7x	13.1x	37.0x	0.0%	1.0%	36.2%
High		**96.0%**	**185.6%**				**11.1x**	**9.9x**	**3.5x**	**16.8x**	**37.0x**	**87.8%**	**2.1%**	**36.2%**
Median		**79.3%**	**136.3%**				**5.4x**	**6.6x**	**1.7x**	**12.2x**	**11.1x**	**16.1%**	**1.1%**	**33.2%**
Mean		**78.8%**	**143.4%**				**6.4x**	**6.7x**	**1.9x**	**12.0x**	**14.4x**	**30.0%**	**1.2%**	**27.3%**
Low		**62.7%**	**105.5%**				**3.4x**	**2.9x**	**0.7x**	**7.5x**	**6.2x**	**0.0%**	**0.4%**	**6.5%**
North American and European														
High		**96.4%**	**196.8%**				**13.1x**	**11.3x**	**5.7x**	**25.6x**	**37.0x**	**87.8%**	**10.9%**	**70.9%**
Median		**83.4%**	**143.5%**				**9.4x**	**7.9x**	**3.1x**	**15.6x**	**13.2x**	**8.6%**	**2.0%**	**33.1%**
Mean		**82.2%**	**146.4%**				**8.8x**	**7.8x**	**3.1x**	**15.5x**	**14.1x**	**17.6%**	**2.4%**	**31.1%**
Low		**62.7%**	**105.5%**				**3.4x**	**2.9x**	**0.7x**	**7.5x**	**6.2x**	**0.0%**	**0.4%**	**6.5%**
Illustrative George (Undiluted) [3]														
Current Price	$2.91	64.4%	112.8%	$731	$1,082	$25,844	12.4x	6.7x	2.6x	15.1x	9.7x	72.7%	4.2%	4.0%
5/14 Bid [4]	4.50	99.6%	174.4%	1,131	1,481	25,844	16.9x	9.2x	3.6x	23.4x	15.1x	47.0%	5.7%	4.0%

Sources: Public filings and Capital IQ

Note: **Bold** denotes companies deemed most comparable to George. Unless otherwise noted, market capitalization not presented on a fully-diluted basis (e.g., giving effect to RSUs and other dilutive securities)

(1) At the direction of George's management, George's 2010E and 2011E EBITDA are the average of Wall Street research

(2) At the direction of George's management, George's 2010E and 2011E EPS are the average of Wall Street research, with projected interest and tax assumptions per George's management

(3) Does not give effect to the conversion of either the Series A Preferred Stock or convertible notes into shares of common stock

(4) Market capitalization is based on $4.50 for all outstanding shares

[17]

CONFIDENTIAL Precedent Transaction Analysis Overview Moelis focused on Implied Equity Value / LTM EBITDA and Implied Equity Value / AUM to evaluate precedent transactions for asset management companies Implied Equity Value / LTM EBITDA Multiples — There have only been 8 sizable M&A transactions in the asset management space since the peak of the markets in late-2007 with adequate LTM EBITDA disclosure for the target — Given the sharp decrease in 2009 earnings due to the global economic downturn, the use of LTM EBITDA in a precedent transaction does not provide an accurate representation of the normalized cash flow profile of George on a go-forward basis — As such, we have applied precedent transaction multiples to George’s 2010E and 2011E EBITDA for the purposes of this valuation While it is helpful and relevant in this case to analyze forward multiples, most precedent transactions occur without the disclosure of forward-looking EBITDA multiples, resulting in a less robust data set The majority of the asset management precedent transactions shown in our analysis have occurred under different credit and other market conditions from those prevailing currently We believe the 2 alternative asset management and 6 traditional asset management transactions which were announced subsequent to January 2008 with adequate LTM EBITDA disclosure for the target are the most appropriate precedents to use for the purpose of our analysis — The 2 alternative asset management transactions occurred at an average EV multiple of 8.3x LTM EBITDA — The 6 traditional asset management transactions occurred at an average EV multiple of 9.5x LTM EBITDA(1) George is projected to have $88 million of 2010E EBITDA and $162 million of 2011E EBITDA(2) - A range of 7.0x to 10.0x 2010E EBITDA implies an enterprise value of $735 to $998 million, or $1.65 to $2.36 of equity value per share — A range of 7.0x to 10.0x 2011E EBITDA implies an enterprise value of $1,254 to $1,739 million, or $3.05 to $4.28 of equity value per share Implied Equity Value / AUM Alternative and traditional asset manager transactions presented on the next two pages occurred at an average of 7.6% and 2.4% of AUM, respectively A range of 4% to 6% of AUM applied to George’s $25.8 billion of AUM implies an equity value of $1,034 million to $1,551 million, which implies $2.72 to $4.13 of equity value per share [ 18 ] (1) Two transactions were based on run-rate EBITDA (2) At the direction of George’s management, George’s 2010E and 2011E EBITDA are the average of Wall Street research

CONFIDENTIAL

Precedent Transactions – Alternative Asset Managers

MOELIS & COMPANY

Alternative Asset Manager Precedent Transactions								
Date	**Target**	**Acquirer**	**Target AUM (US$m)**	**% Interest Acquired**	**Equity Value (US$m)**	**Implied Total Equity Value (US$m)**	**Implied Equity Value/ Target AUM**	**Implied Equity Value/ LTM EBITDA**
3/30/2010	Rensburg Sheppards	Investec	19,591	52.7%	346	656	3.3%	NA
2/10/2010	Pantheon Ventures Inc.	Affiliated Managers Group Inc.	22,000	85.0%	1,000	1,176	5.3%	NA
2/1/2010	Artemis Investment Management	Affiliated Managers Group Inc.	16,000	100.0%	NA	NA	NA	NA
1/8/2010	RBS Asset Mgmt Inv. Strategies fund of funds	Aberdeen Asset Management	21,495	100.0%	135	135	0.6%	8.5x
10/9/2009	Phibro LLC	Occidental Petroleum Corp	NA	100.0%	250	250	NA	NA
6/16/2009	Conning & Company	Aquiline Capital Partners LLC	70,000	100.0%	NA	NA	NA	NA
11/10/2008	European Capital Limited	American Capital	3,500	32.3%	158	489	14.0%	NA
9/29/2008	Eagle Energy Partners I, L.P.	EDF Group	NA	NA	NA	NA	NA	NA
2/20/2008	Vision Investment Management	Agnelli Family (IFIL Group)	1,330	40.0%	90	225	16.9%	NA
2/10/2008	Capula Investment Management	Goldman Sachs	3,000	20.0%	90	450	15.0%	NA
1/31/2008	HedgeWorks, LLC	Deutsche Bank	10,000	100.0%	NA	NA	NA	NA
1/10/2008	GSO Capital Partners, L.P.	Blackstone Group L.P.	10,000	100.0%	930	930	9.3%	NA
1/8/2008	Asset Alliance	Tailwind Financial	3,500	100.0%	80	80	2.3%	8.1x
1/7/2008	Lincoln Vale	ING Investment Management	13,000	NA	NA	NA	NA	NA
12/31/2007	Alpha Equity Management LLC	Trusco Capital Management	200	NA	NA	NA	NA	NA
12/18/2007	Deerfield & Company	Deerfield Triac Capital Corp.	15,400	100.0%	181	181	1.2%	NA
12/11/2007	BlueMountain Capital Management	Affiliated Managers Group	4,800	Minority	NA	NA	NA	NA
12/10/2007	MetalMark Capital Partners	Citigroup	1,200	100.0%	NA	NA	NA	NA
11/26/2007	Key Asset Management	Skandinaviska Enskilda Banken AE	3,000	100.0%	NA	NA	NA	NA
11/19/2007	R6 Capital Management	Eton Park Capital Management	300	100.0%	NA	NA	NA	NA
11/14/2007	Traxis Partners	Morgan Stanley Private Equity	1,500	20.0%	NA	NA	NA	NA
11/8/2007	ValueAct Capital	Affiliated Managers Group	6,000	Minority	NA	NA	NA	NA
High			**$70,000**		**$1,000**	**$1,176**	**16.9%**	**8.5x**
Median			**$5,400**		**$169**	**$350**	**5.3%**	**8.3x**
Mean			**$11,291**		**$326**	**$457**	**7.6%**	**8.3x**
Low			**$200**		**$80**	**$80**	**0.6%**	**8.1x**

Source: Public filings and press releases

| 19 |

CONFIDENTIAL Precedent Transactions — Traditional Asset Managers Traditional Asset Manager Precedent Transactions Target % Interest Equity Value Implied Total Implied Equity Value/ Implied Equity Value/ Date Target Acquirer AUM (US$m) Acquired (US$m) Equity Value (US$m) Target AUM LTM EBITDA 2/19/2010 INTECH Investment Management Janus Capital Group 45,900 3.0% 31 1,047 2.3% NA 2/12/2010 Prudential Investment & Securities Co., Ltd. Hanwha Securities Co. Ltd. NA 99.8% 422 423 NA NA 1/5/2010 River Road Asset Management, LLC Aviva Plc 3,600 100.0% 122 122 3.4% NA 12/20/2009 Advisory Research Holdings, Inc. Piper Jaffray Companies 5,500 100.0% 220 220 4.0% 8.5x 12/14/2009 Highbury Financial Inc. Affiliated Managers Group Inc. 6,000 100.0% 113 113 1.9% 17.7x 10/19/2009 Morgan Stanley Retail Asset Management Invesco Ltd. 119,000 100.0% 1,500 1,500 1.3% 7.7x (1) 9/30/2009 Columbia Management Group Ameriprise Financial 165,000 100.0% 1,000 1,000 0.6% 7.0x (1) 9/5/2009 AIG Investment Advisory and Asset Mgmt. Pacific Century Group 88,700 NA 500 NA NA NA 8/17/2009 Delaware Management Holdings, Inc. Macquarie Group Ltd. 125,000 100.0% 452 452 0.4% NA 8/12/2009 Insight Investment Management Limited Bank of New York Mellon Corp 131,872 100.0% 387 387 0.3% NA 7/29/2009 Nikko Asset Management Co. Ltd Sumitomo Trust & Banking Co. 92,563 64.0% 808 1,262 1.4% NA 6/12/2009 Barclays Global Investors BlackRock, Inc. 1,495,000 100.0% 13,500 13,500 0.9% 7.4x 5/14/2009 Great American Group, LLC Alternative Asset Management NA 27.7% 120 305 NA 9.0x 11/24/2008 Winslow Capital Management, Inc. Windy City Invts Holdings LLC 4,500 100.0% 257 257 5.7% NA 8/14/2008 Lazard Asset Management LLC Lazard Freres & Co. LLC 134,100 23.0% 240 1,043 0.8% NA 7/14/2008 Prudent Bear & Global Income Fund Federated Investors Inc. 1,464 NA 143 143 9.7% NA 7/7/2008 J. & W. Seligman & Co. Incorporated Ameriprise Financial 18,000 100.0% 440 440 2.4% NA 4/16/2008 American Beacon Advisors, Inc. Pharos Capital and TPG 65,000 90.0% 480 533 0.8% NA High $1,495,000 $13,500 $13,500 9.7% 17.7x Median $76,850 $405 $440 1.4% 8.1x Mean $156,325 $1,152 $1,338 2.4% 9.5x Low $1,464 $31 $113 0.3% 7.0x [ 20 ] Source: Public filings and press releases (1) Based on run-rate EBITDA

CONFIDENTIAL Additional Analyses Moelis also conducted an analysis of trading activity in George shares and purchase price premia paid in recent control M&A transactions Shares Traded Analysis 356.2 million shares of George common stock traded in the trailing twelve month period - Represents 1.4x the number of common shares outstanding at March 31, 2010 Approximately 99.5% of shares traded at or below $4.50 over the LTM period Purchase Price Premium Analysis A sample of 16 announced control M&A transactions with total transaction value under $3 billion over the last twelve months where the target was a North American public company indicated a median purchase price premium over the 1-day, 5-day average and 20-day average closing price to be 26.7%, 24.9% and 30.1%, respectively — A purchase price premium of 25% to 30% over George’s closing stock price of $2.91 on May 14, 2010 implies a valuation range of $3.64 to $3.78 per share — A purchase price premium of 23% to 28% over George’s 5-day average closing stock price of $2.98 on May 14, 2010 implies a valuation range of $3.67 to $3.81 per share — A purchase price premium of 28% to 33% over George’s 20-day average closing stock price of $3.12 on May 14, 2010 implies a valuation range of $3.99 to $4.15 per share [ 21 ]

CONFIDENTIAL George Shares Traded Analysis 356,185,962 shares of George common stock have traded in the last twelve month period — 1.4x the number of common shares outstanding LAST THREE MONTHS TOTAL SHARES TRADED $2.91 Current Price $4.50 Offer Price 45.0% 36.9% 32.6% 30.0% 16.1% 12.0% 15.0% 2.4% 0.0% 0.0% 0.0% 0.0% 0.0% $2.50 — $2.75 $2.75 — $3.00 $3.00 — $3.25 $3.25 — $3.50 $3.50 — $3.75 $3.75 — $4.00 $4.00 — $4.25 $4.25 — $4.50 $4.50 — $4.75 LAST SIX MONTHS TOTAL SHARES TRADED $2.91 Current Price $4.50 Offer Price 45.0% 35.2% 37.7% 30.0% 16.0% 9.7% 15.0% 1.4% 0.0% 0.0% 0.0% 0.0% 0.0% $2.50 — $2.75 $2.75 — $3.00 $3.00 — $3.25 $3.25 — $3.50 $3.50 — $3.75 $3.75 - $4.00 $4.00 — $4.25 $4.25 — $4.50 $4.50 — $4.75 LAST TWELVE MONTHS TOTAL SHARES TRADED $2.91 Current Price $4.50 Offer Price 45.0% 21.1% 24.2% 30.0% 11.1% 10.8% 13.3% 15.0% 8.1% 8.1% 2.9% 0.5% 0.0% $2.50 — $2.75 $2.75 — $3.00 $3.00 — $3.25 $3.25 — $3.50 $3.50 — $3.75 $3.75 — $4.00 $4.00 - $4.25 $4.25 — $4.50 $4.50 — $4.75 [ 22 ] Source: Capital IQ Note: Data as of May 14, 2010

CONFIDENTIAL Premia Paid Analysis Over the Last Year MEDIAN PURCHASE PRICE PREMIUM OVER STOCK PRICE(1) SELECTED TRANSACTIONS 60.0% Stock Price Premium Implied 1-Day premium per $4.50 offer price: 54.6% Target Acquiror 1-Day 5-Day 20-Day CPI International Comtech Telecommunications 25.7% 23.0% 20.6% Implied 5-Day premium per $4.50 offer price: 51.0% Rock of Ages Swenson Granite Company 27.3% 27.0% 28.7% 50.0% Dollar Thrifty Automotive Group Hertz Global Holdings (12.2%) (9.1%) (2.8%) Implied 20-Day premium per $4.50 offer price: 44.2% Union National Financial Donegal Financial Services 48.2% 53.3% 75.8% Cornell Companies Geo Group 34.9% 24.3% 31.9% 40.0% Boots & Coots Halliburton 26.1% 25.4% 33.7% Medistem Entest Biomedical 513.0% 513.0% 408.5% 30.1% Arena Resources SandRidge Energy 16.8% 20.0% 22.3% 30.0% 26.7% (56.1%) (50.0%) (43.4%) Jones Soda Co. REEDS 24.9% RiskMetrics Group MSCI 16.8% 16.3% 18.8% Southern Connecticut Bancorp Naugatuck Valley Financial 86.6% 77.2% 70.1% 20.0% VCG Holding Rick’s Cabaret International 18.3% 18.7% 19.4% Broadview Security Tyco International 35.3% 34.2% 31.5% Zygo II-VI 38.5% 41.3% 47.0% 10.0% Fremont Michigan Insuracorp Biglari Holdings 8.9% 6.5% 3.9% Iowa Telecommunications Services Windstream Corporation 28.3% 28.0% 32.8% 0.0% 1-Day 5-Day 20-Day [ 23 ] Sources: Capital IQ (1) All announced public North American controlled acquisitions under $3 billion total transaction value with both stock and cash considerations

CONFIDENTIAL

Summary Valuation

MOELIS & COMPANY

- Fully diluted equity value per share for all comparable metrics gives effect to the additional shares to be issued to the convertible notes upon a change-of-control as well as conversion of Series A Preferred Stock into shares of common stock

	Methodology	Indicative Equity Value Per Share Assuming All Shareholders Receive the Same Per Share Price (Low)	(High)	Valuation Assumptions
Fully Diluted / With Transaction[1]	**Comparable Companies Analysis**			
	2010E EBITDA Multiple	$1.56	$2.26	8.0x – 11.0x 2010E EBITDA
	2011E EBITDA Multiple	$3.06	$3.96	8.0x – 10.0x 2011E EBITDA
	2010E P/E	$2.12	$2.89	11.0x – 15.0x 2010E EPS
	2011E P/E	$2.69	$3.88	9.0x – 13.0x 2011E EPS
	Precedent Transactions			
	2010E EBITDA Multiple[2]	$1.65	$2.36	7.0x – 10.0x 2010E EBITDA
	2011E EBITDA Multiple[2]	$3.05	$4.28	7.0x – 10.0x 2011E EBITDA
	Implied Equity Value / AUM	$2.78	$4.11	4% – 6% of AUM
Basic Shares / No Transaction	52 Week Low/High Value	$2.58	$4.52	$2.58 – $4.52 per share
	Premia Paid	$3.64	$3.93	25% – 35% Premium to Current Share Price



$1.00
$1.50
$2.00
$2.50
$3.00
$3.50
$4.00
$4.50
$5.00
Current Price (5/14): $2.91
5/14 Offer Price: $4.50

(1) Gives effect to the redemption of Series A Preferred Stock, exchange of FA Sub 2 Ltd. Exchangeable Shares and conversion of the convertible notes into George common shares
(2) Precedent transaction analysis based on a data set of eight transactions. A range of precedent transaction LTM EBITDA multiples are applied to 2010E and 2011E George EBITDA to reflect more normalized cash flow levels versus George's current LTM EBITDA

[24]

CONFIDENTIAL Appendix

CONFIDENTIAL Overview of George Convertible Subordinated Notes As part of the proposed transaction, Melvin will pay cash consideration to holders of George’s $228.5 million 5.00% Convertible Subordinated Notes due May 2014 (the “Convertible Notes”) — In May 2009, George issued $214 million of Convertible Notes to pay down a portion of its existing senior secured credit facility, and subsequently issued an additional $14.5 million under the same indenture in June 2009 - At issuance, the initial conversion rate per $1,000 of Convertible Notes principal was 268.8 shares of common stock, which represents an underlying share price of $3.72 per share As a result of the Change of Control, the holders of the Convertible Notes are entitled to additional shares per $1,000 of principal amount as set forth in the table below — Per the indenture, the table below outlines the additional shares due to holders of the Convertible Notes based on various share prices — To the extent that the offer price is between two share prices or the effective date is between two effective dates in the table below, the number of additional change of control shares will be determined by an interpolation between the share prices and effective dates The holders of the Convertible Notes will then receive cash consideration from Melvin for their as-converted ownership of George’s common stock Additional Change of Control Shares Issued per $1,000 of Convertible Notes Share Price Effective $3.10 $3.25 $3.50 $3.75 $4.00 $ 5.00 $5.58 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 Date 53.763 48.916 42.102 36.604 32.113 20.534 16.560 14.393 10.730 8.327 6.629 5.360 4.372 3.579 5/15/2010 53.763 46.835 39.262 33.224 28.363 16.331 12.510 10.539 7.450 5.621 4.424 3.571 2.921 2.404 5/15/2011 53.763 45.450 36.750 29.839 24.304 10.976 7.129 5.345 3.034 2.056 1.575 1.278 1.060 0.884 5/15/2012 53.763 44.656 34.834 27.129 20.957 5.410 0.938 — - — - — - -5/15/2013 53.763 40.324 28.961 20.752 14.826 3.133 0.539 — - — - — - -5/15/2014 53.763 38.875 16.897 — - — - — - — - — - — [ 26 ] Source: Public filings